Exhibit 10.1

EXECUTION VERSION

HSCP CN HOLDINGS II ULC

as Borrower

and

HIGH STREET CAPITAL PARTNERS, LLC

as Guarantor

and

[REDACTED - LENDER NAME]

as Lender

loan agreement

September 28, 2020

Stikeman Elliott LLP

	TABLE OF CONTENTS

	ARTICLE 1
	INTERPRETATION

Section 1.1	Defined Terms	1
Section 1.2	Gender and Number	7
Section 1.3	Headings, etc.	7
Section 1.4	Currency	7
Section 1.5	Certain Phrases, etc	7
Section 1.6	Non-Business Days	8
Section 1.7	Accounting Terms	8
Section 1.8	Conflict	8
Section 1.9	Certificates	8
Section 1.10	References to Agreements	8
Section 1.11	Statutes	8

	ARTICLE 2
	CREDIT FACILITY

Section 2.1	Availability	8
Section 2.2	Interest	8
Section 2.3	Use of Proceeds	9
Section 2.4	Mandatory Repayments	9
Section 2.5	Optional Prepayments	9
Section 2.6	Fees.	9
Section 2.7	Payments under this Agreement	9
Section 2.8	Application of Payments and Prepayments	9
Section 2.9	Computations of Interest and Fees	10

	ARTICLE 3
	CONDITIONS OF LENDING

Section 3.1	Conditions Precedent to the Loan Advance	10

	ARTICLE 4
	REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

Section 4.1	Representations and Warranties of the Credit Parties.	11
Section 4.2	Survival of Representations and Warranties	14

	ARTICLE 5
	REPRESENTATION AND WARRANTY OF THE LENDER

Section 5.1	Representations and Warranties of the Lender	14
Section 5.2	Survival of Representations and Warranties	14

	ARTICLE 6
	COVENANTS OF THE BORROWER

Section 6.1	Affirmative Covenants	14
Section 6.2	Negative Covenants	15

(i)

(ii)

LOAN AGREEMENT

Loan Agreement dated September 28, 2020 among HSCP CN Holdings II ULC, as Borrower, High Street Capital Partners, LLC, as Guarantor, and [REDACTED - LENDER NAME], as Lender.

ARTICLE 1
INTERPRETATION

Section 1.1         Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this loan agreement as amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

“Annual Review Fee” has the meaning specified in Section 2.6.

“Anti-Terrorism Laws” means any law, judgment, order, executive order, decree, ordinance, rule or regulation related to terrorism financing, money laundering or Sanctions including Part II.1 and Part XII.2 of the Criminal Code, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17, and regulations promulgated pursuant to the Special Economic Measures Act, S.C. 1992, c. 17, the United Nations Act, R.S.C. 1985, c. U-2 and the Justice for Victims of Corrupt Foreign Officials Act, S.C. 2017, c. 21.

“Applicable Law” means, (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, determination, decision, ruling, decree or award; (c) any regulatory or stock exchange policy, practice, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the Assets of such Person, in each case whether or not having the force of law, provided that, unless specifically included, the Federal Cannabis Laws are specifically excluded.

“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Asset” means, with respect to any Person, any property (including real property), assets and undertakings of such Person of every kind and wheresoever situate, whether now owned or hereafter acquired (and, for greater certainty, includes any equity or like interest of such Person in any other Person).

“Assignee” has the meaning specified in Section 9.7.

“Borrower” means HSCP CN Holdings II ULC, an unlimited liability corporation incorporated under the laws of Alberta, and its successors and permitted assigns.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which banks are closed for business in Calgary, Alberta.

“Canopy” means Canopy Growth Corporation and each successor thereto.

“Canopy Option” means Canopy’s option to acquire certain of the issued and outstanding securities of the Parent in accordance with the Parent’s constating documents as amended in connection with the plan of arrangement implemented by the Parent on June 27, 2019, as such plan of arrangement was amended on September 23, 2020.

“Capital Lease” means a lease that would, in accordance with GAAP, be treated as a balance sheet liability.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption, making, issuance or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) compliance by any Lender with any request, rule, regulation, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, regulations, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the Canadian, United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following events: (a) any Person (or any successor to it continuing from any amalgamation, merger or other reorganization) or group of Persons acting jointly or in concert (as such concept is defined in National Instrument 62-104 - Take-over Bids and Issuer Bids) becoming the owner, directly or indirectly, beneficially or of record, of Equity Securities representing more than 50% of the aggregate ordinary voting power represented by the outstanding share capital of the Parent, (b) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all of the Parent’s and its subsidiaries, on a consolidated basis, property and assets, (c) the Parent’s shareholders approve any plan or proposal for the liquidation or dissolution of the Parent, or (d) the Parent ceases to own, directly or indirectly, 100% of the Equity Securities of the Credit Parties; provided, however, that none of the following events shall constitute a “Change of Control”: (i) the acquisition of outstanding Equity Securities by Canopy or an affiliate thereof pursuant to the Canopy Option, (ii) Mr. Kevin Murphy ceasing to hold Equity Securities representing more or less than 50% of the aggregate ordinary voting power represented by the outstanding share capital of the Parent, or (iii) any event or circumstance in which the public shareholders of the Parent immediately prior to such event or circumstance continue to, directly or indirectly, own substantially all of the Parent’s and its subsidiaries property and assets through the ownership in a successor to, or assignee of, the Parent under this Agreement.

“Closing Date” means September 28, 2020 or such other date as agreed by the parties hereto.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Criminal Code” means the Criminal Code (Canada), R.S.C. 1985, c.C-46.

“Debt” of any Person means (without duplication):

(a)	all indebtedness of such Person for borrowed money, including borrowings of commodities, prepaid forward sales of commodities, bankers’ acceptances, letters of credit or letters of guarantee;

(b)	all indebtedness of such Person for the deferred purchase price of Assets or services, other than for Assets and services purchased in the ordinary course of business and paid for in accordance with customary practice and not represented by a note, bond, debenture or other evidence of Debt;

(c)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Assets);

(d)	all obligations of such Person represented by a note, bond, debenture or other evidence of Debt;

(e)	all obligations under Capital Leases and all obligations under synthetic leases, in each case, in respect of which such Person is liable as lessee;

(f)	all obligations with respect to any Equity Securities in the capital of the Person which, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event (i) mature or are mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) are redeemable for cash or debt at the sole option of the holder, or (iii) provide for scheduled payments of dividends in cash, in each case, on or prior to the Maturity Date;

(g)	the net amount payable by such Person under Derivatives Agreements, provided that such amount shall only constitute Debt if such Derivatives Agreements have been closed out or terminated; and

(h)	all Debt of another entity of a type described in clauses (a) through (g) which is directly or indirectly guaranteed by such Person, which is secured by a Lien on any Assets of such Person, which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such Person has otherwise assured a creditor or other entity against loss.

The Debt of any Person shall include the Debt of any other entity (including a partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Debt expressly provide that such Person is not liable therefor.

“Default” means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

“Derivatives Agreement” means any agreement relating to a transaction of a type commonly considered to be a derivatives or hedging transaction or any combination of such transactions, in each case, whether relating to one or more of currencies, interest, commodities, securities or other matters, including (a) any option, collar, floor or cap, (b) any forward contract, and (c) any rate swap, basis swap, commodity swap, cross-currency swap or other swap or contract for differences.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

“Event of Default” has the meaning specified in Section 8.1.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its net income, capital gains or capital, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or that are Other Connection Taxes, (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located, (c) any Taxes imposed under FATCA, and (d) any Taxes required to be deducted or withheld under the Income Tax Act from any payment under the Loan Documents as a result of: (1) the recipient (or beneficial holder of the Loan) not dealing at arm’s length (within the meaning of the Income Tax Act) with the Borrower, or (2) the recipient being a “specified non-resident shareholder” of the Borrower or not dealing at arm’s length with a “specified shareholder” of the Borrower (in each case within the meaning of the Income Tax Act) (other than where the non-arm’s length relationship arises, or where the recipient is a “specified non-resident shareholder”, or does not deal at arm’s length with a “specified shareholder”, as a result of such Person having become a party to, received or perfected a security interest under, or received or enforced any rights under, any Loan Document).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements or implementing legislation enacted by any jurisdiction with respect to such intergovernmental agreements.

“Federal Cannabis Laws” means the Controlled Substances Act, 21 USC 801 et seq. as it applies to marijuana (including any implementing regulations and schedules in effect at the relevant time) or any other federal law of the United States the violation of which is predicated upon a violation of the Controlled Substances Act as it applies to marijuana.

“Fees” means the fees payable by the Borrower under this Agreement, including the Annual Review Fee.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means the accounting principles generally accepted in Canada and/or the United States, as may be adopted by the Parent from time to time in accordance with applicable securities legislation.

“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supranational bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency, any securities exchange and any self-regulatory organization.

“Guarantees” means the guarantee dated as of the date hereof given by the Guarantor in favour of the Lender, in form and substance satisfactory to the Lender, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Guarantor” means High Street Capital Partners, LLC, a limited liability company incorporated under the laws of Delaware, and its successors and permitted assigns.

“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 9.5(2).

“Information” has the meaning specified in Section 9.13(2).

“Lender” means [REDACTED - LENDER NAME], its successors and assigns.

“Lien” means any mortgage, deed of trust, trust or deemed trust, lien (statutory or otherwise), pledge, assignment, hypothecation, encumbrance, charge, security interest, deposit arrangement, royalty interest, claim, right of detention or seizure, right of distraint, easement, or right of set off (other than a right of set off arising in the ordinary course), including the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing), and any other agreement, trust or arrangement that in substance secures payment or performance of an obligation.

“Loan” means the term loan in the aggregate principal amount of US$33,000,000 to be made available to the Borrower by the Lender under this Agreement for the purposes set out in Section 2.3.

“Loan Commitment” has the meaning specified in Section 2.1(1).

“Loan Documents” means this Agreement, the Guarantees and all other documents to be executed and delivered to the Lender by the Credit Parties, or any of them, from time to time in connection with this Agreement or any other Loan Document.

“Loan Rate” means the 7.50% per annum.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, results of operations, Assets, liabilities or financial condition of the Credit Parties taken as a whole, (b) a material adverse effect on the ability of any of the Credit Parties to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect on the rights and remedies of the Lender under any Loan Document.

“Maturity Date” means the date which is 36 months following the Closing Date or, if such date is not a Business Day, the immediately following Business Day.

“Obligations” means all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Credit Parties, or any of them, to the Lender under, in connection with or pursuant to the Loan Documents, including the Loan, all accrued interest and Fees and all other amounts payable under this Agreement.

“Original Currency” has the meaning specified in Section 9.7.

“Other Connection Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Currency” has the meaning specified in Section 9.7(1).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, in each case, including any interest, additions to tax or penalties applicable thereto.

“Parent” means Acreage Holdings, Inc., and its successors and permitted assigns.

“Permitted Liens” means, in respect of any Person, any Liens for Taxes which are not due or delinquent or the validity of which is being contested at the time by the Person in good faith by proper legal proceedings if adequate provision has been made for their payment and such Liens are not executed on or enforced against any of the Assets of any Credit Party.

“Person” means an individual, sole proprietorship, corporation, limited liability company, trust, joint venture, association, company, partnership, institution, public benefit corporation, investment or other fund, Governmental Authority or other entity, and pronouns have a similarly extended meaning.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Sanctioned Person” means any Person that is a designated target of Sanctions or is otherwise a subject of Sanctions, including as a result of being (a) owned, held or controlled by any person which is a designated target of Sanctions, (b) located or resident in, a national of, or organized under, the laws of any country that is subject to general or country-wide Sanctions, or (c) a “designated person”, a “politically exposed foreign person” or “terrorist group” as described in any Sanctions.

“Sanctions” means applicable economic or trade sanctions or other restrictive measures administered or enforced by a Governmental Authority (including, in Canada, Global Affairs Canada and Public Safety Canada) or other relevant sanctions authority which governs transactions in controlled goods or technologies or dealings with countries, entities, organizations or individuals subject to such economic or trade sanctions or restrictive measures.

“Solvent” means, (a) with respect to any Person organized under the laws of Canada or any province or territory thereof, on a particular date, that on such date, (i) such Person is not for any reason unable to meet its obligations as they generally become due, (ii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due, and (iii) the aggregate property of such Person is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all its obligations, due and accruing due, and (b) with respect to any Person organized under the laws of a jurisdiction located within the United States on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“U.S. Dollars” and “US$” means lawful money of the United States of America.

Section 1.2         Gender and Number.

Any reference in the Loan Documents to gender includes all genders and words importing the singular number only include the plural and vice versa.

Section 1.3         Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Agreement.

Section 1.4         Currency.

All references in the Loan Documents to $ or dollars, unless otherwise specifically indicated, are expressed in the currency of the United States of America.

Section 1.5         Certain Phrases, etc.

In any Loan Document (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”, and references to “this Agreement”, “hereof” and “herein” and like references refer to such Loan Document and not to any particular Article, Section or other subdivision of such Loan Document.

Section 1.6         Non-Business Days.

Whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day and, in the case of the payment of any amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.

Section 1.7         Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

Section 1.8         Conflict.

The provisions of this Agreement prevail in the event of any conflict or inconsistency between its provisions and the provisions of any of the other Loan Documents.

Section 1.9         Certificates.

Any certificate required by the terms of this Agreement or any other Loan Document to be given by an officer of the Borrower for and on behalf of any Credit Party shall be given without any personal liability on the part of the officer giving the certificate.

Section 1.10       References to Agreements.

Any reference in this Agreement to any agreement or document means such agreement or document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented in accordance herewith and therewith.

Section 1.11       Statutes.

Any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended, re-enacted or replaced.

ARTICLE 2
CREDIT FACILITY

Section 2.1         Availability.

(1)	The Lender agrees, on the terms and conditions of this Agreement, to lend the principal amount of up to US$33,000,000 (the “Loan Commitment”) to the Borrower in one instalment on the Closing Date. To the extent that less than the full amount of any Loan Commitment is borrowed by the Borrower on the Closing Date, such Loan Commitment will be automatically reduced to the amount so borrowed.

(2)	The Loan does not revolve and any amount repaid or prepaid, as the case may be, cannot be reborrowed and reduces the Loan Commitment by the amount repaid or prepaid, as the case may be.

Section 2.2         Interest.

(1)	The principal amount of the Loan outstanding from time to time shall bear interest at the Loan Rate.

(2)	Interest shall be calculated and payable in arrears (i) on the first Business Day of each month, and (ii) when the Loan becomes due and payable in full or is repaid.

(3)	From and after the date of the occurrence of an Event of Default and for so long as such Event of Default continues, the principal amount of the Loan outstanding from time to time shall bear interest at the Loan Rate.

Section 2.3         Use of Proceeds.

The Borrower shall use the proceeds of the Loan for general corporate purposes.

Section 2.4         Mandatory Repayments.

The Borrower shall repay (subject to Section 8.1) the Loan, together with all accrued interest and Fees and all other amounts payable in connection with the Loan, on the Maturity Date.

Section 2.5         Optional Prepayments.

At any time after September 28, 2022, upon five Business Days’ notice to the Lender specifying (i) the date of prepayment, and (ii) the amount to be prepaid, the Borrower may prepay all or any portion of the Loan together with all interest accrued thereon to that date, without any premium, bonus, penalty or other charge. Each partial prepayment or reduction shall be in an aggregate principal amount of US$1,000,000 or an integral multiple of such amount.

Section 2.6         Fees.

The Borrower shall pay to the Lender an annual review fee of [REDACTED - COMMERCIALLY SENSITIVE] (the “Annual Review Fee”) on each of the first and second 12-month anniversary of the Closing Date.

Section 2.7      Payments under this Agreement.

All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Unless otherwise expressly provided in this Agreement, the Borrower shall make any payment required to be made by it to the Lender by depositing the amount of the payment an account specified by the Lender in immediately available funds not later than 10:00 a.m. (Calgary time) on the date the payment is due.

Section 2.8         Application of Payments and Prepayments.

(1)	All repayments or prepayments received by the Lender pursuant to Section 2.7 shall be applied by the Lender to the amounts due pursuant to Section 2.4 in the inverse order of their maturity.

(2)	All amounts received by the Lender from or on behalf of the Borrower and not previously applied pursuant to this Agreement shall be applied by the Lender as follows (i) first, in reduction of the Borrower’s obligation to pay any unpaid interest and any fees which are due and owing, (ii) second, in reduction of the Borrower’s obligation to pay any claims or losses referred to in Section 9.5, (iii) third, in reduction of the Borrower’s obligation to pay any amounts due and owing on account of the Loan, (iv) fourth, in reduction of any other obligation of the Borrower under this Agreement and the other Loan Documents, and (v) fifth, to the Borrower or such other Persons as may lawfully be entitled to or directed to receive the remainder.

Section 2.9         Computations of Interest and Fees.

(1)	All computations of interest shall be made by the Lender taking into account the actual number of days occurring in the period for which such interest is payable.

(2)	All computations of Fees shall be made by the Lender on the basis of a year of 365 days taking into account the actual number of days (including the first day but excluding the last day) occurring in the period for which the fees are payable.

(3)	For purposes of the Interest Act (Canada), (i) whenever any interest or Fee under this Agreement is calculated using a rate based on a year of 365 days (or such other period that is less than a calendar year), as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 365 days (or such other period that is less than a calendar year), as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 365 (or such other period that is less than a calendar year), as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(4)	If any provision of this Agreement or of any of the other Loan Documents would obligate any Credit Party to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in a receipt by the Lender of interest at a criminal rate (as such terms are construed under the Criminal Code) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by the Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amount or rate of interest required to be paid to the Lender under the applicable Loan Document, and thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code.

(5)	To the extent permitted by Applicable Law, the provisions of the Judgment Interest Act (Alberta) will not apply to the Loan Documents and are hereby expressly waived by each of the Credit Parties.

ARTICLE 3
CONDITIONS OF LENDING

Section 3.1         Conditions Precedent to the Loan Advance.

The obligation of the Lender to make the Loan is subject to fulfilment of the following conditions precedent at the time the Loan is made:

(a)	no Default or Event of Default has occurred or is continuing or would arise immediately after giving effect to or as a result of the Loan;

(b)	the Loan will not violate any Applicable Law (including any Federal Cannabis Law);

(c)	the representations and warranties of the Credit Parties contained in Article 4 and in any other Loan Document are true and correct on the date of the Loan as if such representations and warranties were made on that date;

(d)	the Lender has received, in form, substance, scope and dated a date satisfactory to it and its counsel:

(i)	an executed copy of the Loan Documents;

(ii)	certified copies of (i) the charter documents and the by-laws of each Credit Party, (ii) all resolutions of the board of directors or shareholders, as the case may be, of each Credit Party approving the borrowing and other matters contemplated by this Agreement and the other Loan Documents, and (iii) a list of the officers and directors authorized to sign agreements together with their specimen signatures;

(iii)	a certificate of status, compliance or like certificate with respect to each Credit Party issued by the appropriate Governmental Authority of the jurisdiction of its incorporation;

(iv)	opinions of counsel to the each of the Credit Parties;

(v)	all approvals, acknowledgments and consents of all Governmental Authorities and other Persons which are required to be obtained by any Credit Party in order to complete the transactions contemplated by this Agreement and to perform its obligations under any Loan Document to which it is a party; and

(vi)	such other certificates and documentation as the Lender may reasonably request;

(e)	the Lender shall have completed, to its satisfaction, a due diligence review of the Credit Parties and the business of the Credit Parties;

(f)	the Lender is satisfied that, since June 30, 2020, there has not been an event or circumstance which could reasonably be expected to result in a Material Adverse Effect;

(g)	all fees, costs and expenses and other amounts then payable under the Loan Documents, including all fees of the Lender’s counsel, have been paid in full or arrangements for payment of such fees, costs and expenses have been made that are satisfactory to the Lender; and

(h)	the Lender shall have received funds from its limited partners in an amount not less than the Loan Commitment.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

Section 4.1         Representations and Warranties of the Credit Parties.

Each Credit Party jointly and severally represents and warrants to the Lender, acknowledging and confirming that the Lender is relying on such representations and warranties without independent inquiry in entering into this Agreement and providing the Loan that:

(a)	Incorporation and Qualification. Each of the Credit Parties is a corporation or limited liability company duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation. Each of the Credit Parties is qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary or where failure to be so qualified would have a Material Adverse Effect;

(b)	Corporate Power. Each of the Credit Parties has all requisite corporate power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it, and (ii) enter into and perform its obligations under the Loan Documents to which it is a party;

(c)	Conflict With Other Instruments. The execution and delivery by each of the Credit Parties and the performance by each of them of their respective obligations under, and compliance with the terms, conditions and provisions of, the Loan Documents to which they are a party will not conflict with or result in a breach of any of the terms or conditions of (i) their respective constating documents or by-laws, (ii) any Applicable Law (including any Federal Cannabis Law), or (iii) any contractual restriction binding on or affecting them or their respective Assets;

(d)	Corporate Action, Governmental Approvals, etc. The execution and delivery of each of the Loan Documents by each of the Credit Parties, in each case, to the extent a party thereto and the performance by each of the Credit Parties of their respective obligations under the Loan Documents, in each case, to the extent a party thereto have been duly authorized by all necessary corporate action including, without limitation, the obtaining of all necessary shareholder consents. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Authority or other Person, is or was necessary in connection with the execution, delivery and performance of obligations under the Loan Documents except as are in full force and effect, unamended, at the date of this Agreement;

(e)	Execution and Binding Obligation. This Agreement and the other Loan Documents have been duly executed and delivered by each of the Credit Parties, in each case, to the extent a party thereto and constitute legal, valid and binding obligations of such Credit Party enforceable against them in accordance with their respective terms, subject only to any limitation under Applicable Laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies;

(f)	Authorizations, etc. Each of the Credit Parties possesses all authorizations, permits, consents, registrations and approvals necessary to properly conduct their respective businesses and all such authorizations, permits, consents, registrations and approvals are in good standing and in full force and effect, except where the failure to possess or maintain in good standing and in full force and effect such authorizations, permits, consents, registrations or approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(g)	Compliance with Laws. Each of the Credit Parties is in compliance with all Applicable Laws (including, with respect to the Borrower only, all Federal Cannabis Laws except as it relates to the use by the Borrower of the proceeds of the Loan hereunder) except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Loan Documents and the transactions contemplated thereby are in compliance with all applicable securities related laws, rules and regulations applicable to each of the Credit Parties and any direct or indirect parent thereof to which any such laws, rules and regulations would apply;

(h)	No Default. No Credit Party is in violation of its constating documents, its by-laws or any shareholders’ agreement applicable to it if such violation would reasonably be expected to have a Material Adverse Effect;

(i)	No Default or Event of Default. No Default or Event of Default has occurred and is continuing or would reasonably be expected to arise immediately after giving effect to or as a result of the Loan pursuant to this Agreement;

(j)	Books and Records. All books and records of each of the Credit Parties have been fully, properly and accurately kept and completed in accordance with GAAP, where applicable, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Credit Parties’ books and records and other data and information are available to the Credit Parties in the ordinary course of their respective businesses;

(k)	Tax Liability. Each of the Credit Parties has filed all tax and information returns which are required to be filed. Each of the Credit Parties has paid all Taxes which have become due pursuant to such returns or pursuant to any assessment received by any of them other than those in respect of which liability based on such returns or assessments is being contested in good faith and by appropriate proceedings where adequate reserves have been established in accordance with GAAP, and all Taxes that any Governmental Authority is currently entitled to collect in respect of such contest, if any, have been paid. Adequate provision for payment has been made for Taxes not yet due. There are no disputes with respect to Taxes existing or pending involving any of the Credit Parties or their respective businesses which would reasonably be expected to have a Material Adverse Effect;

(l)	Debt. The Borrower does not have any Debt except as permitted by Section 6.2(a);

(m)	Solvency. Each of the Credit Parties is Solvent;

(n)	No Litigation. There is no action, suit, arbitration or proceeding pending, taken or to the Borrower’s knowledge, threatened, before or by any Governmental Authority or arbitrator or by or against any elected or appointed public official or private person in Canada or elsewhere, which (i) challenges, or to the knowledge of the Borrower, has been proposed which may challenge, the validity or propriety of the transactions contemplated under the Loan Documents or the documents, instruments and agreements executed or delivered in connection therewith or related thereto, or (ii) would reasonably be expected to have a Material Adverse Effect;

(o)	Anti-Terrorism, Anti-Corruption Laws. None of the Credit Parties or other Related Parties is a Sanctioned Person or is in violation of any Anti-Terrorism Law or Sanction, or deals in property or interests in property, or otherwise engages in any transaction, prohibited by any Anti-Terrorism Law or Sanction. Neither the Loan nor any of the other services and products, if any, to be provided by the Lender or in connection with this Agreement (i) will be used by, on behalf of, or for the benefit of, any Person other than any Credit Party, (ii) will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Corruption of Foreign Public Officials Act (Canada), or any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over any Credit Party, or (iii) will be used in a manner that would result in a violation of any Sanctions, section 462.31(1) of the Criminal Code and/or any Applicable Law. None of the Obligations and none of the other amounts payable under the Credit Agreement will be paid by any of the Credit Parties with any property or proceeds of any property that was obtained or derived directly or indirectly as a result of an act or omission anywhere that, if it had occurred in Canada, would have constituted a designated offence (as defined in section 462.31(1) of the Criminal Code). Each of the Credit Parties has taken measures appropriate to the circumstances (in any event as required by Applicable Law) to ensure that each of the Credit Parties is and will continue to be in compliance with such applicable anti-corruption laws, rules and regulations and Anti-Terrorism Laws; and

(p)	Disclosure. All written information supplied to the Lender is true and accurate in all material respects and does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained in such written information not misleading in light of the circumstances under which such statements were made. There is no fact known to the Credit Parties which would reasonably be expected to have a Material Adverse Effect and which has not been disclosed to the Lender. No event has occurred which would reasonably be expected to have a Material Adverse Effect since the date of last financial statements delivered to the Lenders.

Section 4.2      Survival of Representations and Warranties.

The representations and warranties in this Agreement and in any certificates or documents delivered to the Lender shall not merge in or be prejudiced by and shall survive the advance of the Loan and shall continue in full force and effect so long as any amounts are owing by the Borrower to the Lender under this Agreement.

ARTICLE 5
REPRESENTATION AND WARRANTY OF THE LENDER

Section 5.1      Representations and Warranties of the Lender.

The Lender represents and warrants to the Credit Parties, acknowledging and confirming that the Credit Parties are relying on such representation and warranty without independent inquiry in entering into this Agreement, that the Lender is a “Canadian partnership” within the meaning of the Income Tax Act.

Section 5.2      Survival of Representations and Warranties.

The representations and warranties in this Agreement and in any certificates or documents delivered to the Credit Parties shall not merge in or be prejudiced by and shall survive the advance of the Loan and shall continue in full force and effect so long as any amounts are owing by the Borrower to the Lender under this Agreement.

ARTICLE 6
COVENANTS OF THE BORROWER

Section 6.1      Affirmative Covenants.

So long as any amount owing under this Agreement remains unpaid or the Lender has any obligation under this Agreement, and unless consent is given in accordance with Section 9.1, the Borrower and each other Credit Party shall do the following:

(a)	Prompt Payment. The Borrower will pay or cause to be paid all Obligations and other amounts payable under the Loan Documents punctually when due;

(b)	Reporting Requirements. Deliver to the Lender:

(i)	as soon as practicable, and in any event within five days after the occurrence of each Default or Event of Default, a statement of the chief financial officer of the Borrower or any other officer acceptable to the Lender setting forth the details of the Default or Event of Default and the action which the Credit Parties propose to take or have taken; and

(ii)	such other information respecting the condition or operations, financial or otherwise, of any Credit Party or its business as the Lender may from time to time reasonably request;

(c)	Corporate Existence. Except as otherwise permitted in this Agreement, preserve and maintain its corporate existence;

(d)	Permitted Uses. Use the proceeds of the Loan hereunder only for the purposes permitted pursuant to Section 2.3 and in compliance with Section 4.1(o);

(e)	Compliance with Applicable Laws, etc. Comply with the requirements of all Applicable Laws (including, with respect to the Borrower only, all Federal Cannabis Laws except as it relates to the use by the Borrower of the proceeds of the Loan hereunder) except where non-compliance with any such requirement of Applicable Law (including, with respect to the Borrower only, all Federal Cannabis Laws except as it relates to the use by the Borrower of the proceeds of the Loan hereunder) would not reasonably be expected to have a Material Adverse Effect;

(f)	Payment of Taxes and Claims. Pay or cause to be paid, when due, (i) all Taxes imposed upon it or upon its income, sales, capital or profit or any other Assets belonging to it before the same becomes delinquent or in default, and (ii) all claims which, if unpaid, would by Applicable Law become a Lien upon the Assets of any of the Credit Parties, except any such Tax or claim which is being contested in good faith and by proper proceedings and in respect of which such Credit Party have established adequate reserves in accordance with GAAP or which are Permitted Liens;

(g)	Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made in respect of the businesses in accordance with GAAP;

(h)	Anti-Terrorism Laws. Promptly provide all information with respect to the Credit Parties, their respective directors, authorized signing officers, direct or indirect shareholders or other persons in control of the Credit Parties, including supporting documentation and other evidence, as may be reasonably requested by the Lender, or any prospective assignee of the Lender, in order to comply with any applicable Anti-Terrorism Laws or such other applicable “know your client” laws and requirements, whether now or hereafter existence; and

(i)	Further Assurances. At its cost and expense, upon the reasonable request of the Lender, execute and deliver or cause to be executed and delivered to the Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Lender to carry out more effectually the provisions and purposes of the Loan Documents.

Section 6.2      Negative Covenants.

So long as any amount owing under this Agreement remains unpaid or the Lender has any obligation under this Agreement and, unless consent is given in accordance with Section 9.1, the Borrower and each other Credit Party shall not:

(a)	Debt. With respect to the Borrower, create, incur, assume or suffer to exist any Debt except Debt of the Borrower to the Lender under this Agreement;

(b)	Liens. With respect to the Borrower, create, incur, assume or suffer to exist any Lien on any of its Assets other than Permitted Liens;

(c)	Mergers, Etc. Enter into, or permit any of the Credit Parties to enter into, any reorganization, consolidation, amalgamation, arrangement, winding-up, merger or other similar transaction except any Credit Party may enter into any such transaction if:

(i)	no Default or Event of Default exists and is continuing or would result from such transaction;

(ii)	in the case of a transaction involving the Borrower incorporated under the laws of Canada or one of its Provinces or Territories, the continuing corporation is also a limited liability corporation existing under the laws of Canada or one of its Provinces or Territories;

(iii)	the continuing corporation assumes the relevant Credit Parties’ obligations under the Loan Documents;

(iv)	in the case of a transaction involving the Borrower, the Guarantor confirms that its guarantee continues to extend to the Obligations of the Borrower;

(v)	such transaction is on such terms, and carried out in such manner, as to preserve and not to impair, and to have no adverse effect on, any of the rights and powers of the Lender hereunder and under the other Loan Documents; and

(vi)	prior to or contemporaneously with the completion of such transaction, the continuing corporation shall have executed and delivered, or caused to have been executed and delivered, to the Lender such documents (including legal opinions of counsel to the continuing corporation) as may, in the opinion of the Lender, acting reasonably, be necessary to effect or establish the matters in paragraphs (i) through (v) above;

(d)	Amendments. Amend or change any of its constating documents, except where such amendment, change or new agreement is not materially adverse (as determined by the Lender, acting reasonably) to the interests of the Lender under the Loan Documents; and

(e)	Anti-Terrorism Laws. Pay or cause to be paid all Obligations and other amounts payable under the Loan Documents with any property or proceeds of any property that was obtained or derived directly or indirectly as a result of an act or omission anywhere that, if it had occurred in Canada, would have constituted a designated offence (as defined in section 462.31(1) of the Criminal Code).

ARTICLE 7
CHANGES IN CIRCUMSTANCES

Section 7.1      Increased Costs.

(1)	If any Change in Law shall:

(a)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(b)	subject the Lender to any Tax of any kind whatsoever with respect to this Agreement, the Loan made by it or any participation by it in the Loan, or change the basis of taxation of payments to the Lender in respect thereof, except for Indemnified Taxes or Other Taxes covered by Section 7.2 and the imposition, or any change in the rate, of any Excluded Tax payable by the Lender; or

(c)	impose on the Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement, the Loan made by the Lender or the Loan in which the Lender has a participation interest;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, maintaining, issuing or participating in the Loan (or of maintaining its obligation to make, issue or participate in the Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then upon request of the Lender the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(2)	A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 7.1(1), including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(3)	Failure or delay on the part of the Lender to demand compensation pursuant to this Section 7.1 shall not constitute a waiver of the Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate the Lender pursuant to this Section 7.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

(4)	The provisions of this Section 7.1 shall survive the termination of this Agreement and the repayment of the Obligations.

Section 7.2      Taxes.

(1)	If any Credit Party or the Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of any Credit Party hereunder or under any other Loan Document, then (i) the sum payable shall be increased by such Credit Party when payable as necessary so that after making or allowing for all required deductions and payments for Indemnified Taxes (including deductions and payments applicable to additional sums payable under Section 7.2), the Lender receives an amount equal to the sum it would have received had no such deductions or payments for Indemnified Taxes been required, (ii) such Credit Party shall make any such deductions required to be made by it under Applicable Law and (iii) such Credit Party shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable Law.

(2)	Without limiting the provisions of Section 7.2 above, each Credit Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(3)	The Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(4)	As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Lender.

(5)	If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 7.2(5) or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to such Credit Party an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 7.2(5) with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all reasonable expenses of the Lender, as the case may be, and without interest (other than any net after Tax interest paid by the relevant Governmental Authority with respect to such refund). Each Credit Party, upon the request of the Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender if the Lender is required to repay such refund or reduction to such Governmental Authority. This Section 7.2(5) shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

(6)	The provisions of this Section 7.2 shall survive the termination of this Agreement and the repayment of the Obligations.

Section 7.3      Illegality.

If the Lender determines that any Applicable Law (including Federal Cannabis Law) has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain, issue or participate in, the Loan (or to maintain any such obligation to make, issue or participate in the Loan), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender with respect to the activity that is unlawful shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or take any necessary steps with respect to the Loan, in order to avoid the activity that is unlawful. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid and any applicable breakage costs and amounts as a result of prepayment to the Lender.

ARTICLE 8
EVENTS OF DEFAULT

Section 8.1      Events of Default.

If any of the following events occurs and is continuing and has not been cured, remedied or waived within three Business Days following the occurrence of such event (each an “Event of Default”), provided that, for the avoidance of doubt, such three Business Days shall only commence following the expiry of any grace, remedy or cure period contemplated in this Section 8.1:

(a)	the Borrower fails to pay any amount of the Loan when such amount becomes due and payable;

(b)	the Borrower fails to pay any interest or fees when they become due and payable and such failure remains unremedied for a period of three Business Days;

(c)	any representation or warranty or certification made or deemed to be made by the any Credit Party or any of their respective directors or officers in any Loan Document shall prove to have been incorrect when made or deemed to be made, and if the circumstances giving rise to the incorrect representation or warranty are capable of modification or rectification (such that, thereafter the representation or warranty would be correct), the representation or warranty remains uncorrected for a period of 15 days;

(d)	any Credit Party fails to perform, observe or comply with any of the covenants contained in Section 6.2;

(e)	any Credit Party fails to perform, observe or comply with any of the covenants contained in Section 6.1 and such failure remains unremedied for 15 days;

(f)	any Credit Party fails to perform, observe or comply with any other term, covenant or agreement contained in any Loan Document to which it is a party and such failure remains unremedied for 15 days;

(g)	any Credit Party repudiates its obligations under any Loan Document or any material provision thereof, or claims any of the Loan Documents or any material provision thereof to be invalid or withdrawn in whole or in part;

(h)	any one or more of the Loan Documents or any material provision thereof ceases to be, or is determined by a court of competent jurisdiction not to be, a legal, valid and binding obligation of any Credit Party which is a party thereto, enforceable by the Lender against such Credit Party;

(i)	any judgment or order for the payment of money in excess of US$15,000,000 (or the equivalent amount in any other currency) is rendered against any Credit Party and either (i) enforcement proceedings have been commenced by a creditor upon the judgment or order, or (ii) there is any period of 15 consecutive days during which a stay of enforcement of the judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(j)	there is a Change of Control;

(k)	any of the Credit Parties (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding up, administration, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors including any proceeding under applicable corporate law seeking a compromise or arrangement of, or stay of proceedings to enforce, some or all of the debts of such Person, or (z) the entry of an order for relief or the appointment of a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for it or for any substantial part of its Assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of 30 days, such Person fails to diligently and actively oppose such proceeding, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for it or for any substantial part of its properties and assets) occurs, or (iv) takes any corporate action to authorize any of the above actions; or

(l)	there has occurred an event or development that, in the sole opinion of the Lender, has had or could reasonably be expected to have a Material Adverse Effect,

then the Lender may declare the Loan, all accrued interest and Fees and all other amounts payable under this Agreement to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower.

Section 8.2      Remedies Upon Default.

(1)	Upon a declaration that the Loan is immediately due and payable pursuant to Section 8.1, the Lender may commence such legal action or proceedings as it, in its sole discretion, deems expedient, including, the commencement of enforcement proceedings under the Loan Documents all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any property or assets, or any other action or notice, all of which are expressly waived by the Borrower.

(2)	The rights and remedies of the Lender under the Loan Documents are cumulative and are in addition to, and not in substitution for, any other rights or remedies. Nothing contained in the Loan Documents with respect to the indebtedness or liability of the Borrower to the Lender, nor any act or omission of the Lender with respect to the Loan Documents shall in any way prejudice or affect the rights, remedies and powers of the Lender under the Loan Documents.

Section 8.3      Right of Set-off.

If an Event of Default has occurred and is continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Credit Parties against any and all of the obligations of the Credit Parties now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender has made any demand under this Agreement or any other Loan Document and although such obligations of the Credit Parties may be contingent or unmatured. The rights of each of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off, consolidation of accounts and bankers’ lien) that the Lender or its Affiliates may have. The Lender may notify the Borrower after any such set-off and application, but the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE 9
MISCELLANEOUS

Section 9.1      Amendments, etc.

No amendment or waiver of any provision of any of the Loan Documents, nor consent to any departure by the Borrower or any other Person from such provisions, shall be effective unless in writing and approved by the Lender. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 9.2      Waiver.

(1)	No failure on the part of the Lender to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver of such right; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise of such right or the exercise of any other right.

(2)	Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the advance of the Loan and, notwithstanding such advance of the Loan or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of this transaction shall not prejudice any right of one party against any other party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

Section 9.3      Evidence of Debt.

The indebtedness of the Borrower resulting from the advance of the Loan shall be evidenced by the records of the Lender which shall constitute prima facie evidence of such indebtedness.

Section 9.4      Notices: Effectiveness; Electronic Communication.

(1)	Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be sent by personal delivery or courier service, mailed by certified or registered mail, or sent by e-mail addressed:

(a)	to a Credit Party at:

c/o Acreage Holdings, Inc.

450 Lexington Avenue, #3308

New York, NY 10163

USA

Attention:      Glen Leibowitz, Chief Financial Officer

Telephone:      [REDACTED - PERSONAL INFORMATION]
E-mail:            [REDACTED - PERSONAL INFORMATION]

(b)	to the Lender at:

[REDACTED - LENDER NAME]
[REDACTED - PERSONAL INFORMATION]

Attention:      [REDACTED - PERSONAL INFORMATION]

Telephone:      [REDACTED - PERSONAL INFORMATION]
E-mail:            [REDACTED - PERSONAL INFORMATION]

(2)	A notice is deemed to have been given and received (i) if sent by personal delivery or courier service, or mailed by certified or registered mail, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day or (ii) if sent by e-mail, on the date sent if it is a Business Day prior to 4:00 p.m. (local time where the recipient is located) and otherwise on the next Business Day.

(3)	Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 9.5      Expenses; Indemnity; Damage Waiver.

(1)	The Borrower shall pay (i) all reasonable expenses incurred by the Lender, including the fees, charges and disbursements of counsel, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, including their rights under this Section 9.5, or in connection with the Loan, including all such expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(2)	The Credit Parties shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Credit Party arising out of, in connection with, or as a result of (a) the execution, delivery or enforcement of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (b) the Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Credit Party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(3)	To the fullest extent permitted by Applicable Law, no Credit Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, the advance of the Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(4)	Without limiting the foregoing, the Borrower shall pay to the Lender on demand any amounts required to compensate the Lender for any loss suffered or incurred by it as a result of (i) the failure of the Borrower to give any notice in the manner and at the times required by this Agreement, (ii) the failure of the Borrower to effect the Loan in the manner and at the time specified in this Agreement or to make a prepayment in the manner and at the time specified in this Agreement with respect thereto, or (iii) the failure of the Borrower to make a payment in the manner and at the time specified in this Agreement, including any loss or expense arising from the liquidation or deployment of funds obtained by it to maintain the Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

(5)	All amounts due under this Section 9.5 shall be payable promptly after demand therefor. A certificate of the Lender setting forth the amount or amounts owing to the Lender or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

(6)	The provisions of this Section 9.5 shall survive the termination of this Agreement and the repayment of the Obligations. To the extent required by law to give full effect to the rights of the Indemnitees under this Section 9.5, the parties hereto agree and acknowledge that the Lender is acting as agent for its respective Related Parties and agrees to hold and enforce such rights on behalf of such Related Parties as they may direct. Each of the Credit Parties acknowledge that neither its obligation to indemnify nor any actual indemnification by it of the Lenders or any other Indemnitee in respect of such Person’s losses for legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

Section 9.6      Successors and Assigns.

(1)	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender.

(2)	The Lender may assign all or any part of its interest in the Loan to (i) an Approved Fund, (ii) any Affiliate of the Lender, (iii) any limited partner of the Lender, (iv) any limited partner of an Affiliate of the Lender, or (v) with the prior written consent of the Borrower, one or more Persons (each an “Assignee”). At any time after the occurrence of an Event of Default, the Lender may assign all or any part of its interest in the Loan to an Assignee without any requirement for notice to, or consent of, the Borrower or any other Person. Upon an assignment, the Assignee shall have the same rights and benefits and be subject to the same limitations under the Loan Documents as it would have if it was the Lender.

(3)	The Borrower shall provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Loan as the Lender may reasonably require in connection with any assignment, pursuant to this Section 9.6.

(4)	In the case of an assignment, the Lender shall deliver to the Borrower and the Borrower shall execute an assignment and assumption agreement pursuant to which the Assignee assumes the obligations of the Lender and agrees to be bound by all the terms and conditions of this Agreement, all as if the Assignee had been an original party. Upon receipt by the Lender of the assignment and assumption agreement, the assigning Lender and the Borrower shall be released from their respective obligations under this Agreement (to the extent of such assignment and assumption) and shall have no liability or obligations to each other to such extent, except in respect of matters arising prior to the assignment.

(5)	Any assignment pursuant to this Section 9.6 will not constitute a repayment by the Borrower to the assigning or granting Lender of the Loan nor a new loan to the Borrower by the Lender or by the Assignee and the parties acknowledge that the Borrower’s obligations with respect to the Loan will continue and will not constitute new obligations.

(6)	The Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Credit Documents to secure obligations of the Lender, but no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto or thereto.

Section 9.7      Judgment Currency.

(1)	If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to the Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied.

(2)	The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Lender under any of the Loan Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Lender, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the Borrower.

Section 9.8      Interest on Amounts.

Without duplication of any amounts contemplated in Section 2.2(3) and except as may be expressly provided otherwise in this Agreement, all amounts owed by the Borrower to the Lender, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at the Loan Rate, calculated daily and compounded monthly.

Section 9.9      Governing Law: Jurisdiction: Etc.

(1)	This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the laws of Canada applicable in that Province.

(2)	Each Credit Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Province of Alberta, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party in the courts of any jurisdiction.

(3)	Each Credit Party irrevocably consents to the service of any and all process in any such action or proceeding to such Credit Party at the address provided for it in Section 9.4. Nothing in this Section 9.9(3) limits the right of the Lender to serve process in any other manner permitted by Applicable Law.

(4)	Each Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.9(2). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.10      Entire Agreement.

This Agreement together with the other Loan Documents constitutes the whole and entire agreement between the parties and cancels and supersedes any prior agreements, undertakings, declarations and representations, written or verbal, in respect of the subject matter of this Agreement and the other Loan Documents, and any other written agreements that are expressly stated to survive the effectiveness of this Agreement.

Section 9.11      Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents by, among other things, the mutual waivers and certifications in this Section.

Section 9.12      Counterparts: Integration: Effectiveness: Electronic Execution.

(1)	This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by the Lender and when the Lender has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(2)	The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Transactions Act (Alberta) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

Section 9.13      Treatment of Certain Information: Confidentiality.

(1)	The Lender agrees, and each of the Credit Parties agree, to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, managers, administrators, trustees, agents, auditors, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.13 to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its partners, directors, officers, employees, managers, administrators, trustees, agents, advisors or other representatives) to any swap, derivative, credit-linked note or similar transaction under which payments are to be made by reference to the Credit Parties and its obligations, this Agreement or payments hereunder, or the advisors of the Persons referred to in (i) and (ii), (g) with the consent of the Credit Party or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a non-confidential basis.

(2)	For purposes of this Section, “Information” means: (a) with respect to the Lender, all information received in connection with this Agreement from the Credit Parties relating to the Credit Parties or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to such receipt; and (b) with respect to the Credit Parties, all information contained in this Agreement and all other Loan Documents and all information received from the Lender, including the identity of Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, managers, administrators, trustees, agents, auditors, advisors and representatives. Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Lender may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

(3)	The Credit Parties agree to provide the Lender with the opportunity to review and comment on any press release in respect of any matter contemplated in any Loan Document. In respect of any Loan Document or other document to be filed on SEDAR (or on any other public filing repository), the Credit Parties agree to redact the names of all parties other than the Lender and the names of any partners, directors, officers, employees, managers, administrators, trustees, agents, auditors, advisors and representatives of the Lender and their respective Affiliates, the foregoing obligations of the Credit Parties all subject to applicable securities laws in the relevant jurisdiction in which the public filings are to be made.

Section 9.14      Severability.

If any court of competent jurisdiction from which no appeal exists or is taken, determines any provision of this Agreement to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 9.15      Time of the Essence.

Time is of the essence in this Agreement.

Section 9.16      No Fiduciary Duty.

The Lender and its Affiliates (collectively, solely for purposes of this Section 9.16, the “Lenders”), may have economic interests that conflict with those of the Borrower, its shareholders and its Affiliates. The Borrower agrees that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its shareholders or its Affiliates, on the other hand. The Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other hand, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favour of the Borrower, its shareholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its shareholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, shareholders, creditors or any other person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto.

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IN WITNESS WHEREOF the parties have executed this Loan Agreement.

HSCP CN HOLDINGS II ULC, as Borrower

By:	“Robert Daino”
Name: Robert Daino Title: President

HIGH STREET CAPITAL PARTNERS, LLC, BY ITS SOLE MANAGER, ACREAGE HOLDINGS AMERICA, INC., as Guarantor

By:	“Kevin Murphy”
Name: Kevin Murphy Title: President

[REDACTED - LENDER NAME], as Lender

By:	“[Redacted]”
Name: [REDACTED - PERSONAL INFORMATION] Title: [REDACTED - PERSONAL INFORMATION]

Credit Agreement